Exhibit 2.3

[FORM OF]

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated this      day of                     , 2005 (this “Agreement”), pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), between FreightCar America, Inc., a Delaware corporation (“FreightCar” or the “Merged Corporation”), and FCA Acquisition Corp., a Delaware corporation (“FCA” or the “Surviving Corporation” and together with the Merged Corporation, the “Constituent Corporations”).

WITNESSETH:

WHEREAS, the Constituent Corporations desire to merge into a single corporation, as hereinafter specified;

NOW, THEREFORE, the parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:

1. FreightCar, pursuant to the provisions of the DGCL, shall be merged with and into FCA, which shall be the surviving corporation upon the effective date of the merger.

2. The Certificate of Incorporation of FCA, which is the surviving corporation, as in effect on the date of the merger provided for in this Agreement, shall continue in full force and effect as the Certificate of Incorporation of the corporation surviving this merger.

3. At the effective date of this Agreement, by virtue of the merger and without further action by the holder thereof:

(a) Each share of Class A voting common stock, par value $0.01 per share, of the Merged Corporation which shall be outstanding on the effective date of this Agreement and all rights in respect thereof shall forthwith be changed and converted into 550 shares of fully paid and non-assessable common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Each share of Class B non-voting common stock, par value $0.01 per share, of the Merged Corporation which shall be outstanding on the effective date of this Agreement and all rights in respect thereof shall forthwith be changed and converted into 550 shares of fully paid and non-assessable common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Each share of Series A voting preferred stock, par value $500 per share, of the Merged Corporation which shall be outstanding on the effective date of this Agreement and all rights in respect thereof shall forthwith be changed and converted into one (1) share of fully paid and non-assessable Series A voting preferred stock, par value $0.01 per share, of the Surviving Corporation.

(d) Each share of Series B non-voting preferred stock, par value $500 per share, of the Merged Corporation which shall be outstanding on the effective date of this Agreement and all rights in respect thereof shall forthwith be changed and converted into one (1) share of fully paid and non-assessable Series B non-voting preferred stock, par value $0.01 per share, of the Surviving Corporation.

4. Additional terms and conditions of the merger are as follows:

(a) The by-laws of the Surviving Corporation as they exist on the effective date of this Agreement shall be and remain the by-laws of the Surviving Corporation until the same shall be altered, amended or repealed as therein provided.

(b) The directors and officers of the Merged Corporation shall continue in office as the directors and officers of the Surviving Corporation until their successors shall have been elected and qualified.

(c) The merger provided for herein shall become effective as of the time of filing.

(d) Upon the effectiveness of the merger, all property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the Merged Corporation shall be transferred to, vested in and devolve upon the Surviving Corporation without further act or deed, and all property, rights and every other interest of the Surviving Corporation and the Merged Corporation shall be as effectively the property of the Surviving Corporation as they were of the Surviving Corporation and the Merged Corporation respectively. The Merged Corporation hereby agrees from time to time, as and when requested by the Surviving Corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property of the Merged Corporation acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof and the proper officers and directors of the Merged Corporation and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Merged Corporation or otherwise to take any and all such action.

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto by their duly authorized officers, as of the date first above written.

FCA ACQUISITION CORP.

By:
Name:
Title:

FREIGHTCAR AMERICA, INC.

By:
Name:
Title: